SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549




                                 FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                             September 19, 2003
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



        Colorado                    0-16203                84-1060803
       --------------              ----------          --------------------
        (State of                  Commission            (I.R.S. Employer
       Incorporation)                File No.            Identification No.)



                  Suite 1400
                  475 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code: (303) 293-9133




                                   N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On September 19, 2003, Delta Petroleum Corporation ("Delta", "we," or "us") completed an acquisition of certain production and drilling prospects in Colorado and Wyoming from Edward Mike Davis LLC and Edward Mike Davis, individually (collectively, the "Seller"), pursuant to the terms of a Purchase and Sale Agreement effective as of August 1, 2003. The total consideration paid for these properties was 1,000,000 shares of our common stock and $8 million, of which $2 million was paid in cash and $6 million in the form of a short-term promissory note payable on October 3, 2003. We are in the process of increasing our credit facility with the Bank of Oklahoma to provide the funds to pay the promissory note by October 3, 2003. We also have agreed to pay a commission of approximately $120,000 to a non-affiliated third party in connection with our acquisition of these properties. The amount of the purchase price was the result of arms-length negotiations between the parties.

     We will also be obligated to issue additional shares of common stock to the Seller in the event that Delta and the Seller determine that valid drillable prospects for the discovery and production of hydrocarbons on certain leases, or land pooled therewith, meet certain requirements, including a determination that there are at least one million barrels of recoverable oil or six billion cubic feet of recoverable gas, or a combination thereof, in the prospect. These prospects are referred to as "Bonus Prospects." The Seller will receive up to 190,000 shares for each Bonus Prospect. No more than 1,900,000 shares will be issued to the Seller under this provision, regardless of how many barrels of oil equivalent may be found. The Seller will also receive $50,000 per month for three months for services provided in connection with the identification of such prospects. The Seller also has the option to elect to take assignment of up to a 50% working interest in each well drilled on a Bonus Prospect after payout, on a well-by-well basis.

     The Purchase and Sale Agreement also includes minimum drilling requirements on certain of the properties. If such requirements are not met, Delta may be required to reassign leases on such properties not held by production.

     The properties acquired include operations and a 90% working interest in the producing Christianson Field and two other fields. The acquisition includes approximately 100,000 acres of prospect leases in Washington County, Colorado, and approximately 20,000 acres of prospect leases in Laramie County, Wyoming. The 16 wells on these properties are currently producing approximately 500 barrels of oil per day net to the interest we acquired.

     We have agreed to file a registration statement with the Securities and Exchange Commission to register the shares of common stock issued to the Seller in connection with this transaction under the Securities Act of 1933, as amended, for resale by the Seller. We will pay all of the expenses related to such registration.




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
Reports, Opinions and Appraisals
--------------------------------

     We did not engage an independent firm to render a fairness opinion in connection with this transaction. Our Board determined that an independent fairness opinion was unnecessary because it believed that our management possessed sufficient skills and experience to negotiate a fair price for the assets that were acquired. Our own petroleum engineers on staff prepared an internal analysis of the properties before they were acquired, and this analysis was used by us in negotiating the terms of the transaction and in determining the amount of the purchase price. Although we believe our internal analysis is accurate, the process of evaluating exploration prospects and estimating quantities of oil and gas deposits is subject to continuous revisions as additional information is made available through geological analysis, drilling, testing, reservoir studies and production history. There can be no assurance that any exploratory or development wells will be successful or that our internal estimates will not be materially revised in subsequent periods.

Past Relationships
------------------

     The Seller is engaged in the business of oil and gas exploration and development, and is not affiliated with us. Prior to this transaction, we had not had any business dealings with the Seller.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     Any required financial statements and/or pro forma financial information will be filed by amendment to this Form 8-K no later than December 5, 2003.

     Listed below are the exhibits filed as a part of this Report.


     EXHIBITS:

     Exhibit
     Number                         Description

     10.1 Purchase and Sale Agreement with Edward Mike Davis and Edward Mike Davis, L.L.C.

     10.2 First Amendment to Purchase and Sale Agreement with Edward Mike Davis and Edward Mike Davis, L.L.C.

     10.3 Registration Rights Agreement with Edward Mike Davis and Edward Mike Davis, L.L.C.





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
                             SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      DELTA PETROLEUM CORPORATION
                                      (Registrant)


Date: October 1, 2003                 By: /s/ Roger A. Parker
                                          Roger A. Parker, President








































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